EXHIBIT 99.1

Air Line Pilots Association, Int’l . Alaska Airlines Master Executive Council
2800 S. 192nd Street, Suite 106 . Seattle . WA . 98188
206-241-3138 (office) . 206-241-3908 (fax)
Contact: Tara Elkins . Communications Specialist

MEDIA RELEASE

Release #03-04
December 18, 2003

Alaska Airlines Pilots End Current Contract Negotiations; Begin Preparations for March 2004 Negotiations

Following nearly four weeks of negotiations, the Alaska Airlines Pilots Negotiating Team has decided to terminate the current round of “early” contract negotiations with Alaska Airlines management. The Alaska Airlines Pilots are represented by the Air Line Pilots Association, Int’l (ALPA). As a result, the original negotiating timeline stipulated by Side Letter 01-02 of the Pilots’ Collective Bargaining Agreement (CBA) will now be triggered, with regular contract negotiations starting again in March 2004.

“We had a good opportunity through these negotiations to use the Interest Based Bargaining process and both sides worked hard to try and meet common ground on many issues,”, said Master Executive Council Chairman Gary Hansen. “However, we could not reach an agreement that would ultimately meet the needs of our entire pilot group, which is our number one goal. We’re looking forward to beginning our preparations for the March 2004 kick-off of our regularly scheduled negotiations.”

In July, Alaska Airlines management proposed pay and work rule concessions to the pilot group. ALPA’s Economic and Financial Analysis (E&FA) team found that although Alaska’s cost-reduction strategies were overly ambitious, the Alaska pilot group’s participation in negotiations to an appropriate extent could be positive and was recommended; the MEC agreed with E&FA’s recommendations.

Beginning in November, the ALPA and Alaska Airlines teams participated in four week-long negotiating sessions using the Interest Based Bargaining (IBB) process, a joint problem-solving method of negotiating that encourages open discussion and sharing of ideas. Ms. Maggie Jacobsen, former chairwoman of the National Mediation Board, served as the IBB facilitator during the negotiating sessions.

Under the terms of their contract, Alaska pilots will now be required to begin contract negotiations in March 2004. If an agreement is reached by December 2004, it is subject to membership ratification, with an effective date of May 2005. However, if no agreement is reached by December 2004, the two parties will be required to participate in binding interest arbitration, with an arbitration board ruling on contractual issues such as wages.

Founded in 1931, ALPA is the world’s oldest and largest pilot union, representing 66,000 pilots at 42 airlines in the United States and Canada, including approximately 1,500 Alaska Airlines pilots. Visit the ALPA website at www.alpa.org.

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ALPA CONTACTS:
ALPA Communications Specialists Tara Elkins (206) 241-3138
First Officer Tony Salmon (206) 660-8650